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[ASTORIA LOGO]                                                      NEWS RELEASE

                          CONTACT:   PETER J. CUNNINGHAM
                                     FIRST VICE PRESIDENT, INVESTOR RELATIONS
                                     516-327-7877
                                     IR@ASTORIAFEDERAL.COM

FOR IMMEDIATE RELEASE

        ASTORIA FINANCIAL CORPORATION SELLS $200 MILLION OF SENIOR NOTES

Lake Success, New York, October 8, 2002 -- Astoria Financial Corporation (NYSE:
AF) announced today that it has sold $200 million aggregate principal amount of 5.75% Senior Notes due 2012 ("Notes") to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The Notes have not been registered under the Securities Act and, therefore, they may not be reoffered, sold, assigned, pledged or otherwise transferred, except pursuant to an available exemption from the registration requirements of the Securities Act. The Company has agreed, subject to certain terms and conditions, to file an exchange offer registration statement with the Securities Exchange Commission within 120 days after the issuance of the Notes to allow the Note holders to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act. Astoria Financial may redeem all or part of the Notes at any time at a "make-whole" redemption price, together with accrued interest to the redemption date, subject to certain conditions. The proceeds of the Notes will be used for general corporate purposes. The closing for the transaction is expected to take place on Wednesday, October 16, 2002.

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.0 billion, is the largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in fifteen states, primarily the East Coast, and through correspondent relationships in forty-four states.
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